Exhibit 99.1

Iterum Therapeutics Announces $5 Million Registered Direct Offering of Ordinary Shares

DUBLIN, Ireland and CHICAGO, April 29, 2025 — Iterum Therapeutics plc (Nasdaq: ITRM) (the Company), a company focused on delivering next generation oral and IV antibiotics to treat infections caused by multi-drug resistant pathogens in both community and hospital settings, today announced that it has entered into a definitive agreement with a single institutional investor for the purchase and sale of an aggregate of 5,555,556 ordinary shares (or pre-funded warrants in lieu thereof) at a purchase price of $0.90 per ordinary share (or pre-funded warrant in lieu thereof) in a registered direct offering (the Offering). The closing of the Offering is expected to occur on or about April 30, 2025, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the Offering.

The gross proceeds to the Company from the Offering are expected to be approximately $5 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for working capital and general corporate and operational purposes. Although the Company has not yet identified specific uses for these proceeds, the Company currently anticipates using the proceeds to fund both its ongoing strategic process and pre-commercialization activities. In the event its strategic process does not result in any type of transaction, the net proceeds will be used for expenses related to pre-commercialization and commercialization activities including product manufacturing, sales, marketing and distribution for ORLYNVAH™, and for other general corporate and working capital purposes.

The securities described above are being offered by the Company pursuant to a shelf registration statement on Form S-3 that was originally filed with the Securities and Exchange Commission (the SEC) on October 7, 2022 and declared effective by the SEC on October 17, 2022 (File No. 333-267795). The Offering is being made only by means of a prospectus and related prospectus supplement, forming a part of the effective registration statement. A prospectus supplement relating to and describing the terms of the Offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the prospectus and related prospectus supplement may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, or via telephone at (212) 856-5711, or via email at placements@hcwco.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Iterum Therapeutics plc

The Company is focused on delivering differentiated anti-infectives aimed at combatting the global crisis of multi-drug resistant pathogens to significantly improve the lives of people affected by serious and life-threatening diseases around the world. The Company is advancing the development of its first compound, sulopenem, a novel penem anti-infective compound, with an oral formulation and IV formulation. Sulopenem has demonstrated potent in vitro activity against a wide variety of gram-negative, gram-positive and anaerobic bacteria resistant to other antibiotics. The Company has received approval of its NDA for ORLYNVAH™ (oral sulopenem) for the treatment of uncomplicated urinary tract infections caused by the designated microorganisms Escherichia coli, Klebsiella pneumoniae, or Proteus mirabilis in adult women with limited or no alternative oral antibacterial treatment options by the U.S. Food and Drug Administration and has received Qualified Infectious Disease Product (QIDP) and Fast Track designations for its oral and IV formulations of sulopenem in seven indications.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s plans, strategies and prospects for its business. In some cases, forward-looking statements can be identified by words such as “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “would,” “will,” “future,” “potential” or the negative of these or similar terms and phrases. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include all matters that are not historical facts. Actual future results may be materially different from what is expected due to factors largely outside the Company’s control, including whether the conditions for the closing of the Offering will be satisfied, including risks and uncertainties concerning the outcome, impact, effects and results of the Company’s evaluation of strategic alternatives, including the terms, timing, structure, value, benefits and costs of any strategic alternatives, the Company’s ability to complete a strategic alternative transaction, the Company’s ability to raise sufficient capital and successfully prepare and implement commercialization plans for ORLYNVAH™ with a commercial partner or directly, including the Company’s ability to build and maintain a sales force and prepare for commercial launch of ORLYNVAH™, if the Company is unsuccessful at entering into or completing a strategic transaction, the ability of shareholders and other stakeholders to realize any value or recovery as part of a wind down process if the Company is unsuccessful at entering into or completing a strategic transaction or preparing and implementing commercialization plans for ORLYNVAH™, the market opportunity for and the potential market acceptance of ORLYNVAH™ for uUTIs caused by certain designated microorganisms in adult women who have limited or no alternative oral antibacterial treatment options, the Company’s ability to continue as a going concern, uncertainties inherent in the conduct of clinical and non-clinical development, changes in regulatory requirements or decisions of regulatory authorities, the timing or likelihood of regulatory filings and approvals, changes in public policy or legislation, commercialization plans and timelines, the actions of third-party clinical research organizations, suppliers and manufacturers, the accuracy of the Company’s expectations regarding how far into the future the Company’s cash on hand will fund the Company’s ongoing operations, the Company’s ability to maintain its listing on the Nasdaq Capital Market, the expected use of proceeds from the Offering and other factors discussed under the caption “Risk Factors” in its Annual Report on Form 10-K filed with the SEC on February 7, 2025, and other documents filed with the SEC from time to time. Forward-looking statements represent the Company’s beliefs and assumptions only as of the date of this press release. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

CONTACT:

Judy Matthews

Chief Financial Officer

312-778-6073

IR@iterumtx.com